Exhibit 21.1

SUBSIDIARIES OF GULF ISLAND FABRICATION, INC.

COMPANY	STATE OF INCORPORATION
Gulf Island, L.L.C.	Louisiana
Southport, L.L.C.	Louisiana
Dolphin Services, Inc.	Louisiana